UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2008
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of Supplemental Executive Retirement Plan
     On December 15, 2008, the Board of Directors of Superior Energy Services, Inc. (the “Company”), following the recommendation of the Compensation Committee (the “Committee”) of the Board, adopted the Supplemental Executive Retirement Plan (the “SERP”). Prior to adoption of the SERP, the Company’s retirement program for all employees, including its executives, consisted solely of a retirement plan qualified under and subject to the limits of Section 401(k) of the Internal Revenue Code. After evaluating the Company’s executive retirement program as compared to the Company’s peers and finding that a majority of the Company’s peers sponsor a nonqualified employer-paid retirement plan, the Board concluded that the Company’s lack of supplemental retirement benefits limited its ability to attract top executives and encourage long-term retention. The SERP provides retirement benefits to the Company’s executive officers, including the named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K), and certain other designated key employees. The value of aggregate projected retirement benefits is targeted to be near the median for the Company’s peers that have a nonqualified employer-paid retirement plan. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the Plan will be in the form of non-cash credits to a notional account maintained for each participant.
     Under the SERP, the Company will generally make annual contributions to a retirement account based on age and years of service. Several of the Company’s top executives have dedicated a substantial portion of their careers to the Company during periods in which supplemental retirement benefits were not provided by the Company or may have limited time to earn any meaningful supplemental retirement income due to their age. In an effort to address this deficiency in their retirement income as compared to newly hired and younger executives, the current executives who have combined age and years of service of at least 55 as of December 31, 2008, will receive higher annual contributions under the SERP. For 2008, the current participants in the plan will receive contributions ranging from 5% to 25% of salary and annual cash bonus, and the aggregate annual contributions from the Company are expected to be under $1.6 million. The Committee, in its sole discretion and if it deems appropriate for any reason, may also make discretionary contributions to a participant’s retirement account. For example, the Committee may elect to make such contributions in order to enhance the retirement benefits payable to executives who have provided long-term service to the Company but will not have an opportunity for long-term participation in the plan, or as an additional incentive to recruit new executives. As discussed further below, pursuant to a separate agreement between Terence E. Hall, the Company’s chief executive officer, and the Board, the Company will make such a discretionary contribution to the SERP on Mr. Hall’s behalf.
     A participant shall be vested in his retirement account upon the earliest to occur of: (i) attaining five years of service, after which amounts in the retirement account will vest in 20% annual increments provided the participant remains employed, (ii) attaining age 65, (iii) a change of control, (iv) becoming disabled, or (v) termination of the participant’s employment without cause by the Company. Participants may also forfeit the vested amounts in their retirement accounts if they are terminated for cause or, if within 36 months of a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company. Following the end of each plan year, retirement accounts will be adjusted to reflect earnings on the average daily balance of the accounts during the year. The accounts will be adjusted to reflect earnings at a rate of interest that will be determined annually and will be commensurate with the Company’s after-tax long-term borrowing rate. Upon a separation from service, participants will be paid the vested amount of their retirement accounts in a lump sum on the first business day of the seventh month following separation from service, unless the participant has elected to be paid in installments pursuant to the terms of the SERP.
     Additional Retirement Benefit for Mr. Hall
     While evaluating the need to provide supplemental retirement benefits to the Company’s executives, the Committee and the Board also reviewed the forms and amount of compensation provided to Mr. Hall during his career with the Company. Mr. Hall, the founder of the Company, has served as its chief executive officer since 1980 and has led the Company through tremendous growth and strong financial performance through all industry cycles. During this time, Mr. Hall has successfully implemented his decentralized operating and growth strategy for the Company’s business that management believes is unique among the leading oilfield services companies. The Company went public in December 1995. During 1996, the Company had approximately 165 employees and generated revenues of $23.6 million and diluted earnings per share of $0.22. Since that time, the Company has grown to more than 4,800 employees in more than 120 locations in 13 countries, with revenues of approximately $1.6 billion and diluted earnings per share of $3.41 in 2007. This performance reflects a compound annual growth rate of approximately 47% for revenue and 28% in diluted earnings per share since 1996. For the first nine months of 2008, the Company’s growth continued with revenues of approximately $1.4 billion and diluted earnings per share of $3.36. The Company was also one of just 24 companies named to the Wall Street Journal Honor Roll in 2007 for consistently ranking among the top 20 percent of the largest 1,000 publicly traded companies for compound annual total returns over the one, three, five and 10 year periods ending December 31, 2006. In addition, the Company has been ranked number one in terms of Total Recordable Incident Rate (TRIR) in our safety peer group for the last three years.
     Although the Company has prospered under Mr. Hall’s leadership, the Board believes that Mr. Hall has been under-compensated relative to other company founders of strong performing companies in our industry, particularly during the time right after the Company went public. Moreover, the Company has not previously provided supplemental retirement benefits to its executives, including Mr. Hall, and has only contributed an approximate $64,000 to its 401(k) plan on his behalf during his near 30 years with the Company.
     In an effort to address the inadequate retirement benefits available to Mr. Hall, on December 15, 2008, the Board approved an additional retirement benefit for Mr. Hall that will be provided through the SERP. Mr. Hall will receive an additional fully vested, non-cash credit to his retirement account in the amount of $10 million. This amount will be credited on the later of his separation from service from the Company or attainment of age 65. The additional amount will also be credited to his retirement account in the event of Mr. Hall’s death, disability or in the event of a change of control. The aggregate value of Mr. Hall’s retirement account, including any additional contributions, will be paid in five annual installments commencing on the later of the date Mr. Hall separates from service or attains the age of 65, subject to any further delays required by Section 409A of the Internal Revenue Code. The aggregate value of Mr. Hall’s benefits under the SERP, together with the retirement benefits due Mr. Hall under the Company’s 401(k) plan, is projected to provide an income replacement of approximately 50% of his final five-year average base salary plus annual cash bonus. This is within the median range for income replacement from all retirement benefits provided to chief executive officers with comparable service of the Company’s peers that have nonqualified employer-paid retirement plans, inclusive of plans closed to new participants but that continue to accrue benefits.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: December 18, 2008